Exhibit 99.1

PRESS RELEASE Nov. 23, 2020

Arrowhead Pharmaceuticals Reports Fiscal 2020 Year End Results

-	Conference Call and Webcast Today, November 23 at 4:30 p.m. EST

PASADENA, Calif., Nov. 23, 2020 — Arrowhead Pharmaceuticals Inc. (NASDAQ: ARWR) today announced financial results for its fiscal year ended September 30, 2020. The company is hosting a conference call at 4:30 p.m. EST to discuss results.

Conference Call and Webcast Details

Investors may access a live audio webcast on the Company's website at http://ir.arrowheadpharma.com/events.cfm. For analysts that wish to participate in the conference call, please dial 855-215-6159 or 315-625-6887 and provide Conference ID 8492751.

A replay of the webcast will be available on the company’s website approximately two hours after the conclusion of the call and will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be available for 3 days. To access the audio replay, dial 855-859-2056 or 404-537-3406 and provide Conference ID 8492751.

Selected Recent Events

•	Earned a $20 million milestone payment from Amgen following the administration of the first dose of AMG 890, now called olpasiran, in a Phase 2 clinical study
•	Hosted a key opinion leader webinar on ARO-ENaC, the company’s investigational RNAi therapeutic being developed as a treatment for patients with cystic fibrosis
•	Initiated a Phase 1b study of ARO-HIF2, the company’s first tumor targeted investigational RNAi therapeutic being developed as a treatment for patients with clear cell renal cell carcinoma

•

Presented new clinical data from Phase 1/2 studies of both wholly owned cardiometabolic candidates, ARO-APOC3 and ARO-ANG3, at multiple medical meetings, including the European Society of Cardiology and the American Heart Association meetings, and subsequently hosted key opinion leader webinars to discuss the data and plans for future development of the product candidates

•

Presented new clinical data at The Liver Meeting Digital Experience, the Annual Meeting of the American Association for the Study of Liver Disease (AASLD) on ARO-AAT, Arrowhead’s candidate against liver disease associated with alpha-1 antitrypsin deficiency, showing that ARO-AAT strongly reduced the production of mutant Z-AAT protein and led to improvements in multiple biomarkers of alpha-1 liver disease

•

Signed an agreement with Takeda to co-develop and co-commercialize ARO-AAT, which includes $300 million upfront, $740 million in potential milestone payments, a 50/50 profit sharing agreement in the U.S., and 20-25% royalty on sales outside the U.S.

Selected Fiscal Year 2020 Financial Results

ARROWHEAD PHARMACEUTICALS, INC.
CONSOLIDATED CONDENSED FINANCIAL INFORMATION

	Year Ended September 30,
OPERATING SUMMARY	2020	2019

REVENUE	$87,992,066	$168,795,577
OPERATING EXPENSES
Research and development	128,874,979	81,048,686
General and administrative expenses	52,275,890	26,556,257
TOTAL OPERATING EXPENSES	181,150,869	107,604,943
OPERATING INCOME (LOSS)	(93,158,803)	61,190,634
OTHER INCOME/(EXPENSE), PROVISION FOR INCOME TAXES	8,605,577	6,784,215
NET INCOME (LOSS)	$(84,553,226)	$67,974,849

NET INCOME (LOSS) PER SHARE (DILUTED)	$(0.84)	$0.69
WEIGHTED AVERAGE SHARES OUTSTANDING (DILUTED)	100,722,224	98,607,815

FINANCIAL POSITION SUMMARY	September 30,	September 30,
	2020	2019
CASH AND CASH EQUIVALENTS	$143,582,667	$221,804,128
SHORT-TERM INVESTMENTS AND MARKETABLE SECURITIES	171,909,470	36,899,894
LONG-TERM INVESTMENTS	137,486,883	44,175,993
TOTAL CASH RESOURCES (CASH AND INVESTMENTS)	452,979,020	302,880,015
OTHER ASSETS	69,524,723	46,965,422
TOTAL ASSETS	522,503,743	349,845,437
TOTAL CURRENT DEFERRED REVENUE	19,291,075	77,769,629
TOTAL LONG TERM DEFERRED REVENUE	-	5,035,142
OTHER LIABILITIES	41,433,536	23,004,414
TOTAL LIABILITIES	60,724,611	105,809,185
TOTAL STOCKHOLDERS' EQUITY	461,779,132	244,036,252
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$522,503,743	$349,845,437

SHARES OUTSTANDING	102,376,303	95,506,271

About Arrowhead Pharmaceuticals

Arrowhead Pharmaceuticals develops medicines that treat intractable diseases by silencing the genes that cause them. Using a broad portfolio of RNA chemistries and efficient modes of delivery, Arrowhead therapies trigger the RNA interference mechanism to induce rapid, deep, and durable knockdown of target genes. RNA interference, or RNAi, is a mechanism present in living cells that inhibits the expression of a specific gene, thereby affecting the production of a specific protein. Arrowhead’s RNAi-based therapeutics leverage this natural pathway of gene silencing.

For more information, please visit www.arrowheadpharma.com, or follow us on Twitter @ArrowheadPharma. To be added to the Company's email list and receive news directly, please visit http://ir.arrowheadpharma.com/email-alerts.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the safety and efficacy of our product candidates, the duration and impact of regulatory delays in our clinical programs, our ability to finance our operations, the likelihood and timing of the receipt of future milestone and licensing fees, the future success of our scientific studies, our ability to successfully develop and commercialize drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:

Arrowhead Pharmaceuticals, Inc.

Vince Anzalone, CFA

626-304-3400

ir@arrowheadpharma.com

Investors:

LifeSci Advisors, LLC

Brian Ritchie
212-915-2578

britchie@lifesciadvisors.com

www.lifesciadvisors.com

Media:

LifeSci Communications, LLC

Josephine Belluardo, Ph.D.
646-751-4361

jo@lifescicomms.com

www.lifescicommunications.com

Source: Arrowhead Pharmaceuticals, Inc.

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